AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TCA BEYOND COMMERCE, LLC

A WYOMING LIMITED LIABILITY COMPANY

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING UNITS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TCA BEYOND COMMERCE, LLC

A WYOMING LIMITED LIABILITY COMPANY

This Amended and Restated Limited Liability Company Agreement (collectively with all schedules and exhibits hereto, as amended and/or restated from time to time, this “Agreement”), dated as of December 31, 2019, is made and entered into by and among the Persons whose names and addresses are listed on the Schedule of Members attached hereto as Schedule A. Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit A.

RECITALS:

WHEREAS, on December 23, 2019, TCA Beyond Commerce, LLC (collectively with its successors and assigns, the “Company”) was organized as a Wyoming limited liability company and its sole initial member entered into a limited liability company agreement (the “Prior LLC Agreement”), governing the organization and management of the Company;

WHEREAS, in connection with the Financing (as defined below), the Company is converting all of its outstanding membership interests under and pursuant to the Prior LLC Agreement (the “Existing Interests”) into Common Units (as defined herein) and issuing Series A Preferred Units to TCA Credit and Series B Preferred Units to TCA ICAV, as provided on Schedule A hereto and as further set forth in this Agreement;

WHEREAS, on December 31, 2019, the Company entered into a Securities Purchase Agreement, dated as of December 31, 2019 (as amended and/or restated from time to time, the “Purchase Agreement”), by and among the Company, Beyond Commerce, Inc., the parent company of the Company and a Nevada corporation (“BYOC”), and TCA Special Situations Credit Strategies ICAV (“TCA ICAV”), among others, pursuant to which TCA ICAV advanced principal amounts to BYOC and the Company, as co-borrowers (the transactions contemplated by the Purchase Agreement are referred to herein as the “Financing”);

WHEREAS, BYOC currently owes $450,000.00 to TCA Global Credit Master Fund, LP (including affiliates thereof, “TCA Credit”), pursuant to that certain Financial Consulting Services letter agreement, dated July 30, 2019, by and between BYOC and TCA Credit (as amended, the “Financial Consulting Services Agreement”);

WHEREAS, concurrently with the execution of this Agreement, BYOC, the Company and TCA Credit are executing an Exchange Agreement, pursuant to which, in exchange for $250,000.00 of the $450,000.00 in financial consulting services fees currently owed by BYOC to TCA Credit, BYOC has caused the Company to issue, and the Company acknowledged the benefit of the Financing to the Company and agreed to issue, certain Common Units and Series A Preferred Units to TCA Credit, as provided on Schedule A hereto;

WHEREAS, in consideration of the Financing, the Company has agreed to issue a Series B Preferred Unit to TCA ICAV, as provided on Schedule A hereto;

WHEREAS, the Company and its existing member wish to amend and restate the Prior LLC Agreement in its entirety and the parties hereto wish to enter into an amended and restated limited liability company agreement of the Company for the purposes of, among other things, creating multiple classes of Units, admitting BYOC as a Member, admitting TCA Credit as a Member, admitted TCA ICAV as a Member, setting forth the provisions regarding the governance and management of the Company, issuing Series A Preferred Units to TCA Credit and issuing Series B Preferred Units to TCA ICAV, as reflected in the Schedule of Members.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby restate the Prior LLC Agreement in its entirety as follows:

ARTICLE I

FORMATION

1.1 Formation; General Terms; Effective Date. The Company was formed on December 23, 2019, as a Wyoming limited liability company by the filing of Articles of Organization with the Wyoming Secretary of State. The Persons listed on the Schedule of Members are the Members of the Company. This Agreement shall be effective immediately on the date hereof (the “Effective Date”). The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The Board shall cause to be executed and filed on behalf of the Company all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Wyoming and in the other states and jurisdictions in which the Company shall transact business.

1.2 Name. The name of the Company shall be “TCA Beyond Commerce, LLC”. The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Articles of Organization of the Company.

1.3 Purposes. The purposes of the Company shall be (i) to own and operate a solar energy business (the “Business”), (ii) to own, hold, maintain, encumber, lease, sell, transfer or otherwise dispose of all property or assets or interests in property or assets as may be necessary, appropriate or convenient to accomplish the activities described in clause (i) above, (iii) subject to Section 5.3(i), to incur indebtedness or obligations in furtherance of the activities described in clause (i) above, and (iv) subject to the provisions herein contained, to engage in any activity for which limited liability companies may be organized in the State of Wyoming, all on the terms and conditions and subject to the limitations set forth in this Agreement.

1.4 Principal Place of Business. The principal place of business of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Wyoming. The Company may have such other offices (within or without the State of Wyoming) as the Board may designate from time to time.

1.5 Registered Agent; Registered Office. The Company’s registered agent is Vcorp Services, LLC and the Company’s registered office in the State of Wyoming is 1908 Thomes Avenue, Cheyenne, Wyoming 82001. The Company’s registered agent and office may be changed from time to time only by the Board.

1.6 Commencement and Term. The Company commenced at the time and on the date appearing in the Articles of Organization of the Company and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement and in compliance with the Act.

ARTICLE II

UNITS; CAPITAL CONTRIBUTIONS

2.1 Classes of Units; Voting; Exchange; Redemption.

(a) Classes of Units. All interests of the Members in distributions and other amounts specified in this Agreement, as well as the rights of the Members to vote on, consent to, or approve any matter related to the Company, shall be denominated in units of membership interests in the Company (each a “Unit” and collectively, the “Units”); and the relative rights, privileges, preferences and obligations of the Members with respect to Units shall be determined under this Agreement and the Act to the extent provided herein and therein. The number and the class of Units held by each Member shall be set forth opposite each Member’s name on the Schedule of Members. The classes of Units as of the Effective Date are as follows: Common Units (the “Common Units”); Series A Convertible Redeemable Preferred Units (the “Series A Preferred Units”) and Series B Preferred Units (the “Series B Preferred Units”). The Common Units shall have no voting rights and be redeemable by the Company in accordance with the provisions of Section 2.1(e).  The Series A Preferred Units shall have no voting rights, be convertible into common stock of BYOC (as defined below) in accordance with the provisions of Section 2.1(d) and shall be redeemable by the Company for cash in accordance with the provisions of Section 2.1(e). The Series B Preferred Units shall have sole voting rights and be redeemable by the Company in accordance with the provisions of Section 2.1(g). The Company shall be authorized to issue not more than 10,000 Common Units, not more than 250,000 Series A Preferred Units and not more than 1 Series B Preferred Unit. Each Series A Preferred Unit shall have a stated value equal to $1.00, each Series B Preferred Unit shall have a stated value equal to $0.01, and each Common Unit shall have a stated value equal to $0.01 (the “Stated Value”).

(b) Issuance of Units. The Company shall issue Common Units to Beyond Commerce, Inc., a Nevada corporation (“BYOC”), on the Effective Date. The Company shall issue Common

Units and Series A Preferred Units to TCA Credit on the Effective Date, in consideration of the value delivered to the Company provided in the recitals hereto.  The Company shall issue Series B Preferred Units to TCA ICAV on the Effective Date, in consideration of the value delivered to the Company provided in the recitals hereto.  The Common Units, the Series A Preferred Units and the Series B Preferred Units shall be issued in the amounts and to the individuals and entities provided on Schedule A hereto.  The issuances and exchanges provided herein shall be effective on the Effective Date.  Any other issuances shall be subject to approval of the Requisite Series B Preferred Holders pursuant to Section 5.3.

(c) Voting. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing. Each Series B Preferred Unit shall be entitled to cast one (1) vote on any matter requiring approval of such Units (as calculated as of the time of the vote) and on any matter requiring the approval of the Members.

(d) Conversion of Series A Preferred Units for Common Stock of BYOC.

(i) Optional Exchange. BYOC hereby agrees that any Holder of Series A Preferred Units shall have the right, at such Holder’s option, at any time and from time to time to convert all or any portion of the Series A Preferred Units held by such Holder into common stock of BYOC (the “Conversion Shares”) by providing the Company with written notice of such conversion. A conversion of Series A Preferred Units pursuant to this Section 2.1(d)(i) shall be effective as of the Company’s receipt of a written conversion notice (“Notice of Conversion”), provided that the conversion notice may specify that the conversion be conditioned upon, and be effective as of, a later date or the occurrence of a later event. The date on which the conversion shall be effective shall be referred to as the “Conversion Date”.

(ii) Number of Conversion Shares. In connection with any exchange pursuant to Section 2.1(d)(i), subject to the limitations provided herein, each Series A Preferred Unit shall have a value equal to the Stated Value and shall be exchangeable into Conversion Shares.  The Holder of Series A Preferred Units shall have the right from time to time, and at any time following the date hereof, to convert all or any part of the Series A Preferred Units into fully paid and non-assessable Conversion Shares, or any shares of capital stock or other securities of BYOC into which such Conversion Shares shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder of Series A Preferred Units be entitled to convert any portion of the Series A Preferred Units in excess of that portion of the Series A Preferred Units upon conversion of which the sum of (1) the number of Conversion Shares beneficially owned by the Holder of the Series A Preferred Units and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred Units or the unexercised or unconverted portion of any other security of the Holder of the Series A Preferred Units subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of the Series A Preferred Units with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder of the Series A Preferred Units and its affiliates of more than 4.99% of the outstanding shares of common stock of BYOC (the “Beneficial Ownership Limitation”). For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance

with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder.   A Holder of Series A Preferred Units Holder may decrease the Beneficial Ownership Limitation at any time and such Holder, upon not less than 61 days’ prior notice to the Company and BYOC, may increase the Beneficial Ownership Limitation provisions of this Section 2.1(d)(ii), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock of BYOC outstanding immediately after giving effect to the issuance of shares of common stock of BYOC upon conversion of the Series A Preferred Units held by such Holder and the provisions of this Section 2.1(d)(ii) shall continue to apply.  Any such increase will not be effective until the 61st day after such notice is delivered to the Company and BYOC.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.1(d)(ii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(iii) Conversion Price.  Subject to the adjustments described herein, the Conversion Price shall equal the Variable Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by BYOC relating to BYOC’s securities or the securities of any subsidiary of BYOC, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 90% multiplied by the Market Price (as defined herein) (representing a discount rate of 10%). “Market Price” means the lowest closing bid price for BYOC’s common stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the lowest closing bid price on the Over-the-Counter Bulletin Board (the “OTCBB”), OTCQB or applicable trading market as reported by a reliable reporting service (“Reporting Service”) or, if the OTCBB is not the principal trading market for such security, the trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no trading price of such security is available in any of the foregoing manners, the average of the trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. To the extent the Conversion Price of BYOC’s common stock closes below the par value per share, BYOC will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. BYOC agrees to honor all conversions submitted pending this adjustment. Furthermore, the Conversion Price may be adjusted downward if, within three (3) business days of the transmittal of the Notice of Conversion to BYOC, the common stock of BYOC has a closing bid which is 5% or lower than that set forth in the Notice of Conversion. If the shares of BYOC’s common stock have not been delivered within three (3) business days to the Holder of the Series A Preferred Units, the Notice of Conversion may be rescinded. If in the case that BYOC’s commons stock is not deliverable by DWAC (including if the BYOC’s transfer agent has a policy prohibiting or limiting delivery of shares of the BYOC’s common stock specified in a Notice of Conversion), an additional 10% discount will apply for all future conversions. If in the case that BYOC’s common stock is “chilled” for deposit into the DTC system and only eligible for clearing deposit, an additional 7.5% discount shall apply for all future conversions while the “chill” is in effect. If in the case of both of the above, an additional cumulative 17.5% discount shall apply. Additionally, if BYOC ceases to be a reporting company pursuant to the 1934 Act or if the Series A Preferred Units cannot be converted into free trading shares after one hundred eighty-one (181) days following the Conversion Date, an additional 15% discount will be attributed to the Conversion Price. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Holder of the Series A Preferred Units in order to determine the Conversion Price. “Trading Day” shall mean any day on which the common stock of BYOC is tradable for any period on the OTCBB, OTCQB or on the principal securities exchange or other securities market on which the common stock is then being traded. BYOC shall be responsible for the fees of its transfer agent, legal opinions, and all DTC and clearing fees. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the common stock, then at the sole discretion of the Holder of the Series A Preferred Units, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted to the par value price.  In the event of a dispute as to the number of shares of common stock issuable to the Holder of the Series A Preferred Units in connection with a conversion, BYOC shall issue to the Holder of the Series A Preferred Units the number of shares of common stock determined by the Holder of the Series A Preferred Units in its reasonable discretion.

(iv)  Effect of Conversion. Notwithstanding anything in this Agreement to the contrary, each Series A Preferred Unit that has been converted into Conversion Shares pursuant to this Section 2.1(d) shall cease to have the rights, preferences and privileges provided under this Agreement for the Series A Preferred Units.

(v)Redemption of Common Units of Investor in Connection with each Conversion. In connection with any conversion of Series A Preferred Units pursuant to this Section 2.1(d) the Company shall redeem from the Investor concurrently with such conversion Common Units in an amount equal to the Series A Preferred Units then being converted.

(vi)Make-Whole Provision. Upon conversion by a Holder of Series A Preferred Units into Conversion Shares issued pursuant to a Conversion Notice, provided that such Holder realizes a net amount from such conversion and subsequent sale (such net realized amount, the “Realized Amount”) equal to less than the Stated Value of the Series A Preferred Units converted pursuant to the relevant Conversion Notice (“Converted Stated Value”), BYOC shall issue to such Holder additional shares of BYOC’s common stock in an amount equal to: (i) the Converted Stated Value; minus (ii) the Realized Amount, as evidenced by a reconciliation statement from such Holder (a “Sale Reconciliation”) showing the Realized Amount from the sale of the Conversion Shares; divided by (iii) the average volume weighted average price of BYOC’s Common Stock during the five (5) Business Days immediately prior to the date upon which the Holder delivers notice (the “Make-Whole Notice”) to BYOC that such additional shares are requested by such Holder (the “Make-Whole Stock Price”) (such number of additional shares to be issued, the “Make-Whole Shares”). Upon receiving the Make-Whole Notice and Sale Reconciliation evidencing the number of Make-Whole Shares requested, BYOC shall instruct its transfer agent to issue certificates representing the Make-Whole Shares, which

Make-Whole Shares shall be issued and delivered in the same manner and within the same time frames s set forth herein. The Make-Whole Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of BYOC’s common stock. Following the sale of the Make-Whole Shares by such Holder: (i) in the event that such Holder receives net proceeds from such sale which, when added to the Realized Amount from the prior relevant Conversion Notice, is less than the Conversion Amount specified in the relevant Conversion Notice, the Holder shall deliver an additional Make-Whole Notice BYOC following the procedures provided previously in this paragraph, and such procedures and the delivery of Make-Whole Notices and issuance of Make-Whole Shares shall continue until the Converted Stated Value has been fully satisfied; and (ii) in the event that the Holder received net proceeds from the sale of Make Whole Shares in excess of the Converted Stated Value, such excess amount shall be applied to satisfy any and all amounts owed hereunder in excess of Converted Stated Value.

(e) Redemption of Series A Preferred Units and Common Units of TCA Credit. On the Redemption Date, the Company shall, redeem 100% of the Series A Preferred Units outstanding as of such date and 100% of the Common Units held by TCA Credit as of such date (such amount, the “Redeemed Units”), for cash, in an amount equal to the Redemption Price. “Redemption Date” shall be the date that is twenty-four (24) months from the date hereof.  “Redemption Price” shall mean, with respect to the Redeemed Units, the Stated Value of such Redeemed Units. Upon payment of the Redemption Price, all rights of the Holder in the units so redeemed and paid, shall cease, and such units shall no longer be deemed issued and outstanding.

(f) Redemption of Series B Preferred Units of TCA ICAV. Upon (i) satisfaction in full of all Obligations (as defined in the Purchase Agreement) owing by BYOC and the Company to TCA ICAV in connection with the Financing, as determined by TCA ICAV in its sole discretion, (ii) the full cash redemption and/or conversion of all Series A Preferred Units and Common Units held by TCA Credit, as determined by TCA Credit in its sole discretion, and (iii) satisfaction in full of all obligations owing by BYOC to TCA Credit pursuant to the Financial Consulting Services Agreement, as determined by TCA Credit in its sole discretion, the Series B Preferred Units may be redeemed by the Company for an amount equal to $0.01.

(g) Treatment of Repurchased Units. Any Unit which reverts to the Company pursuant to conversion or redemption shall no longer be deemed to be an “outstanding” Unit.

(h) Record of Units Outstanding; Unit Certificates. The Secretary will maintain a current and updated Schedule of Members, the Units held by such Members, and such Members’ capital contributions. Units will not be represented by certificates unless so requested by any Unit Holder.

(i) Effect of Subsequent Common Unit Issuances; Anti-Dilution. Upon a Subsequent Common Unit Issuance, the Company shall, immediately and concurrently with such Subsequent Common Unit Issuance, issue to each Series A Preferred Holder additional Common Units in an amount which shall maintain such Series A Preferred Holder’s percent ownership of the Company’s issued and outstanding Common Units immediately prior to such Subsequent Common Unit Issuance (e.g., if a Series A Preferred Holder owns 10% of the issued and outstanding Common Units prior to a Subsequent Common Unit Issuance, the Company shall issue that number of Common Units to such Series A Preferred Holder to ensure that such Series

A Preferred Holder owns 10% of the issued and outstanding Common Units following such Subsequent Common Unit Issuance). Notwithstanding the Company’s failure to actually issue the Common Units pursuant to the preceding sentence, such Common Units shall automatically be deemed issued to each Series A Preferred Holder at the time of a Subsequent Common Unit Issuance.

2.2 Additional Capital Contributions; Participation Rights. The Board, subject to the written approval of the Holders of the Series B Preferred Units, may from time to time authorize and cause the Company to issue additional Units, securities or rights convertible into Units, options or warrants to purchase Units, or any combination of the foregoing, consisting either of the classes of Units authorized hereby or as otherwise may be authorized in accordance with the terms hereof (collectively, “New Securities”), and with such rights, privileges, preferences and restrictions and other terms and conditions, and in exchange for such cash or other lawful consideration, as the Board may determine; provided, however, no Member shall have any obligation to contribute additional capital to the Company except to the extent expressly set forth in the second paragraph of Section 3.3. Any such New Securities will be issued pursuant to subscription agreements and such other documents deemed appropriate by the Board.

2.3 Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company. Except as otherwise expressly set forth herein, no Member shall be required to contribute or lend funds to the Company.

2.4 Capital Contributions. The initial Capital Contribution (if any) and additional Capital Contribution(s) (if any) of each Member to the capital of the Company shall be set forth opposite such Member’s name under the heading “Cash Contribution” on the Schedule of Members and in the Company’s books and records.

2.5 Capital Accounts.

(a) A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1 (b)(2)(iv), and this Section 2.5 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) to reflect revaluations of Company property, the Company, at the direction of the Board, may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as Section 704(c) allocations are made under Section 4.3, and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article IV. In the event that Section 704(c) of the Code applies to Company property, the Capital Accounts of the

Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

(b) As of the Effective Date, each Member’s Capital Account is reflected opposite such Member’s name under the heading “Capital Account” on the Schedule of Members. Such Capital Account of each Member as of the Effective Date reflects all transactions contemplated in this Agreement, including the Financing. In the event of a default by any Member to make any Capital Contribution required by this Agreement, the Company shall have all the rights and remedies provided by law, including the right to recover the amounts of the defaulted contributions and any and all other damages.

(c) Except as otherwise expressly provided in this Agreement, or, unless consented to in writing by all of the Members, (i) no Member shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Units, (ii) no Member shall be entitled to receive any interest on its Capital Account or Capital Contributions, (iii) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and distributions with respect to its Units, (iv) no Member shall have any right or power to demand or receive any property or cash from the Company, (v) no Member shall have priority over any other Member as to the return of its Capital Contributions and (vi) no Member shall be required to restore any negative balance in its Capital Account.

2.6 Exchange of Existing Interests; Waiver of Anti-Dilution and Pre-Emptive Rights.

Concurrently with the execution of this Agreement, the Company is converting all of its outstanding membership interests under and pursuant to the Prior LLC Agreement (regardless of class or type of membership interest and including the Existing Interests of BYOC) into Common Units. In furtherance thereof, BYOC shall receive Common Units (in the amounts set forth on Schedule A), which such Common Units shall be issued by the Company to BYOC on the Effective Date pursuant to Section 2.1(b)(iii).

ARTICLE III

DISTRIBUTIONS

3.1 Distributions of Available Cash Flows

(a) Subject to Section 2.1(e), Section 3.2 and Section 3.4, the Company may distribute Available Cash On Hand, from time to time upon the majority vote of the Board and consent of the Holders of the Series B Preferred Units, to the Holders of Series A Preferred Units and Common Units pro rata based upon the number of Units held thereby (with respect to the Series A Preferred Units, on an as-converted to Common Units basis).

(b) The Company shall engage an accounting firm selected by the Board from time to time to review and audit the Company’s compliance with this Section 3.1 no less frequently than once per calendar year, and the Company agrees that it will provide such accounting firm with reasonable access to the books, records and properties of the Company and its Subsidiaries in order to conduct such review and audit. In the event that such accounting firm determines Available Cash On Hand for any period was not distributed in accordance with this Section 3.1, the Company shall adjust future distributions as necessary to bring the Company into compliance with this Section 3.1 as soon as practicable thereafter.

3.2 Distributions Upon Liquidation or a Deemed Liquidation Event.

(a) Upon a Liquidation or a Deemed Liquidation Event, upon written request of the Series B Preferred Holders, after payment of, or other adequate provision for, the debts and obligations of the Company, including the expenses of its liquidation and dissolution or other transaction expenses, the Company shall distribute the net proceeds or assets available for distribution, whether in cash or in other property (“Net Liquidation Proceeds”), to the Holders of Series A Preferred Units and Common Units as follows:

(i) First, to the Holders of Series A Preferred Units on a pari passu basis, until the Holders of such Series A Preferred Units receive, in respect of each Series A Preferred Unit held by them, the Stated Value; and

(ii) Next, to the Holders of Common Units, pro rata in proportion to the number of Common Units held by such Holders.

(b) A “Deemed Liquidation Event” shall mean (a) any merger, consolidation, recapitalization or sale of the Company, transfer of Units or other transaction or series of transactions in which the Members and their Permitted Transferees immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction, (b) a sale, exclusive license or other transfer or disposition of all or substantially all of the Company’s and/or its Subsidiaries’ assets (determined on a consolidated basis) to any Person. For avoidance of doubt, in the event of a Deemed Liquidation Event pursuant to this Section 3.2(b), if any portion of the consideration payable directly to the Members in respect of their Units and/or if any portion of the consideration that is payable to the Members is placed into escrow and/or is payable to the Members subject to contingencies, the principal transaction agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Common Units and Series A Preferred Units in accordance with Section 3.2(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the Members of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Common Units and Series A Preferred Units in accordance with Section 3.2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.3 Withholding. If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of taxable income or any items thereof, or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the Company has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.

If it is anticipated that, at the due date of the Company’s withholding obligation, a Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after written notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at the Default Rate, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

3.4 Tax Distributions Notwithstanding the other provisions of this Article III, if at any time the cumulative Tax Liability of any Member exceeds the cumulative distributions to such Member pursuant to this Section 3.4 (such excess, the Member’s “Unpaid Tax Liability”), such Member shall have the right to receive a distribution of the Unpaid Tax Liability on a timely basis to make all required estimated payments of income taxes, but in no event later than April 10, June 10, September 10 and December 10 of each calendar year, provided that each Member shall be entitled to an additional payment on or before March 10 of each calendar year to the extent the total amounts distributed under this Section 3.4 with respect to the immediately preceding taxable year are less than each Member’s Unpaid Tax Liability as of the end of such year). Distributions pursuant to this Section 3.4 (each, a “Tax Distribution”) shall not reduce any Member’s right to distributions under any other provision of this Agreement. In the event that one or more Members are entitled to distributions pursuant to this Section 3.4 and the Company does not have available funds sufficient to make all such distributions in full, then such funds which are available for such distributions shall be distributed in proportion to the Members’ Unpaid Tax Liabilities. For purposes of this Agreement, the “Tax Liability” of any Member for each taxable year or portion thereof shall equal (A) the sum of (i) such Member’s distributive share of the taxable income or loss of the Company for such taxable year or portion thereof determined without regard to any taxable income or loss of the Company as a result of Section 704(c) of the Code allocated to a Member, if any, and (ii) the amount of any guaranteed payments realized by such Member in respect of its interest in the Company, multiplied by (B) the maximum combined federal and state marginal income tax rates generally applicable to individuals under the Code and the laws of the State of Wyoming, for each category of income (ordinary income, long-term capital gains, etc.), after taking into account the federal deduction for state income taxes, as determined by the Board.

3.5 Designation of Distributions. With respect to each distribution made by the Company pursuant to this Article III, the Company shall designate in a written notice delivered to the Members at the time of such distribution whether such distribution is made pursuant to Section 3.1, Section 3.2 or Section 3.4; provided, however, that the Company may, by written notice to the Members prior to the end of any fiscal year, re-designate as distributions made pursuant to Section 3.4 any amounts previously designated during such fiscal year as distributions made pursuant to Section 3.1 and, to the extent of such re-designation, the Company shall not be required to make a distribution pursuant to Section 3.4.

ARTICLE IV

ALLOCATIONS

4.1 Allocations. Subject to Section 4.2, net income or net loss (but not items thereof) (a) for any taxable year within which a Liquidation or disposition of substantially all of the assets of the Company occurs shall be allocated among the Holders of Common Units in such amounts and ratios as may be necessary to cause the Adjusted Capital Account balances of the Holders of Common Units to be as nearly equal to their Target Balances as possible and (b) for any other taxable year shall be allocated among the Members pro rata in accordance with the number of Common Units held by each Member.

4.2 Qualified Income Offset, etc. To the extent the allocation provisions of Section 4.1 would not comply with the Treasury Regulations under Section 704(b) of the Code, there is hereby included in this Agreement such special allocation provisions governing the allocation of income, gain, loss, deduction and credit (prior to making the remaining allocations in conformity with Section 4.1) as may be necessary to provide herein a so-called “qualified income offset,” and ensure that this Agreement complies with all provisions, including “minimum gain” provisions, relating to the allocation of so-called “nonrecourse deductions” and “partner nonrecourse deductions” and the charge back thereof as are required to comply with the Treasury Regulations under Section 704 of the Code. In particular, so-called “nonrecourse deductions” and “excess nonrecourse liabilities,” as defined in the Treasury Regulations under Sections 704 and 752 of the Code, shall be allocated to the Members in proportion to the ratios in which they would share distributions under Section 3.1(a) if all distributions were made pursuant to such section.

4.3 Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, depreciation, amortization, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value, such allocation to be made by the Manager in accordance with any permissible method under the Treasury Regulations as may be approved by the Board.

4.4 Allocations for Tax Purposes. Subject to Sections 2.5(a) and 4.3, items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this Article IV.

4.5 Tax Elections. Except as otherwise specifically provided in this Agreement, any elections or other decisions relating to tax matters, including allocations of income, gain, loss, deduction or credit hereunder shall be made by the Board, in any manner that reasonably reflects the purpose and intention of this Agreement.

4.6 No Guaranteed Payments. Except to the extent required by applicable law for any tax year with respect to which allocations are made pursuant to Section 4.1(a), the Company and the Members shall not treat any of the rights of the Series A Preferred Holders under this Agreement as giving rise to any guaranteed payments within the meaning of Section 707(c) of the Code.

ARTICLE V

MANAGEMENT AND GOVERNANCE

5.1 Management by Board; Specific Acts Authorized; Delegation of Authority by the Board.

(a) General Authority of the Board; Size. The business, property and affairs of the Company shall be managed by a board of managers (the “Board”). The Board shall consist of not more than three (3) individuals designated pursuant to Section 5.1(b) (each a “Manager” and collectively, the “Managers”) and shall not be increased in size without the consent of the Requisite Series B Preferred Holders. The Requisite Series B Preferred Holders shall be entitled to elect two (2) Managers in their sole discretion and BYOC shall be entitled to appoint one (1). Subject to Section 5.3 and except as otherwise required by the Act, the Board shall have authority, power and discretion to manage and control the business, property and affairs of the Company and its Subsidiaries, to make all decisions regarding those matters and to supervise, direct and control the actions of the Officers and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs.

(b) Composition.

(i) The Requisite Series B Preferred Holders shall be entitled to designate, appoint and remove all Managers by delivering written notice thereof to the Company. The Requisite Series B Preferred Holders shall have the right to change any such designees at any time and to fill the vacancy left by the resignation or removal of any such designees by delivering written notice to the Company.

(c) Voting. Each Manager shall have one (1) vote on all matters before the Board.

(d) Meetings of the Board. Meetings of the Board may be called by any Manager. Notice of any meeting shall be given pursuant to Section 10.1 below to all Managers not less than forty- eight (48) hours prior to the meeting. A majority of the total number of Managers authorized pursuant to Section 5.1(a) shall be required to constitute a quorum for the transaction of business by the Board. Except as otherwise provided in this Agreement, a simple majority of the Managers present at any duly constituted meeting of the Board at which a quorum is present shall be required for the Board to take any action. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or other means of electronic communication so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting. Meetings of the Board shall be held no less frequently than once per calendar quarter, unless otherwise approved by a majority of the Board. The Company shall reimburse all Managers for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board or any Committee or any other services on behalf of the Company or any Subsidiary.

(e) Board Action by Written Consent. Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent setting forth the specific action to be taken, which written consent is signed by a majority of the Managers.

(f) Committees. The Board may appoint one or more committees (each, a “Committee”), each such Committee consisting of two (2) or more Managers. Except as otherwise expressly provided herein, any such appointed Committee shall have and may exercise such of the powers and authority of the Board delegated to it. Each Committee shall elect a person to serve as secretary, shall keep regular minutes of its proceedings, shall report the same to the Board when requested, shall fix its own rules and procedures that are not inconsistent with the provisions of Sections 5.1(c), (d) and (e) as such provisions apply to the Board, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such Committee or the Board.

(g) Limitation of Liability; Fiduciary Duties.

(i) No Manager shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, by reason of being or acting as Manager of the Company. No Manager shall be personally liable to the Company or its Members for any action undertaken or omitted in good faith reliance upon the provisions of this Agreement unless the acts or omissions of the Manager were not in good faith or involved criminal activity, intentional misconduct, fraud or a knowing and intentional violation or breach of this Agreement; provided, however, that each Manager shall owe, and shall act in a manner consistent with, fiduciary duties to the Company and its Members of the nature, and to the same extent, as those owed by directors of a Wyoming corporation.

(ii) Notwithstanding the provisions of Section 5.1(g)(i) above, in the event that any of the Series A Preferred Holders or Series B Preferred Holders, as a Member, the Managers or their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company, its Subsidiaries or any of their Affiliates, on the one hand, and any other Person (including any Member or its Affiliates), on the other hand, none of the Series A Preferred Holders and none of the Series B Preferred Holders, the Managers or their respective Affiliates shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its Subsidiaries or any of their Affiliates and, notwithstanding any other provision of this Agreement to the contrary, no such Person shall be liable to any Member or the Company or its Subsidiaries or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any of the Series A Preferred Holders or any of the Series B Preferred Holders, the Managers or their respective Affiliates directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to any Member, the Company or its Subsidiaries or any of their Affiliates. Furthermore, the Members and the Company and its Subsidiaries and Affiliates hereby acknowledge and agree that the Managers, as appointees of the Series B Preferred Holders, may, from time to time, vote in the best interests of the Series A Preferred Holders and the Series B Preferred Holders and no Managers shall be liable to any Member or the Company or its Subsidiaries or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any Manager voted in the best interest of the Series A Preferred Holders and the Series B Preferred Holders and not the Company.

5.2 Officers.

(a) Enumeration. Except as otherwise provided herein, the Board may appoint one or more officers of the Company (each an “Officer” and, collectively, the “Officers”), which shall consist of a Chief Executive Officer, President, Chief Financial Officer and Treasurer, and Secretary, and which may consist of such other Officers, including a Chairman of the Board, Chief Operating Officer, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board may determine.

(b) Election. The Chief Executive Officer, President, Chief Financial Officer and Treasurer, and Secretary shall be appointed annually by the Board at their first meeting. Other Officers may be appointed by the Board at such meeting or at any other meeting.

(c) Qualification. An Officer need not be a Member or Manager. Any number of offices may be held by the same Person.

(d) Tenure. Except as otherwise provided by the Act or by this Agreement and unless otherwise specified in the vote appointing him, each of the Officers shall hold office until his successor is elected or until his earlier resignation or removal. Any Officer may resign by delivering his written resignation to the Company or to the Chief Executive Officer or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e) Removal. Subject to Section 5.3(d), any Officer elected or appointed by the Board or by the Chief Executive Officer may be removed at any time by the affirmative vote of a majority of the Board, or a Committee duly authorized to do so, except that any Officer appointed by the Chief Executive Officer may also be removed at any time by the Chief Executive Officer.

(f) Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

(g) Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board, have general supervision and control of the Company’s business. Unless otherwise provided by the Board, he shall preside, when present, at all meetings of the Members. Any action taken by the Chief Executive Officer, and the signature of the Chief Executive Officer on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third-party, be sufficient to bind the Company and shall conclusively evidence the authority of the Chief Executive Officer and the Company with respect thereto.

(h) President. The President shall report to the Chief Executive Officer and shall have such powers and shall perform such duties as the Board or the Chief Executive Officer may from time to time designate.

(i) Chief Financial Officer and Treasurer. The Chief Financial Officer and Treasurer shall, subject to the direction of the Board, have general charge of the financial affairs of the Company and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Company, except as the Board may otherwise provide.

(j) Secretary; Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the Board (including Committees thereof) in books kept for that purpose. In his absence from any such meeting an Assistant Secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have such other duties and powers as may be designated from time to time by the Board, the President or the Chief Executive Officer.

(k) Other Powers and Duties. Subject to this Agreement, each Officer of the Company shall have, in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board.

5.3 Certain Approval Rights. Notwithstanding anything which may be contained herein to the contrary, without the prior written consent of the Requisite Series B Preferred Holders, the Company shall not, and neither the Members, the Board, nor the Company shall permit the Company or any Subsidiary to (and they themselves to the extent they are referenced below in this section shall not), directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:

(a)Amendment of Organizational Documents. Amend or modify this Agreement or the Articles of Organization of the Company (i) to change the rights, preferences or privileges of the Series A Preferred Units or the Series B Preferred Units, (ii) to change the authorized number of Managers or (iii) in a manner that materially and adversely affects the Holders of Series A Preferred Units or the Series B Preferred Units.

(b)Authorization and Issuance of Units. Increase or decrease the number of authorized Common Units or Series A Preferred Units or Series B Preferred Units or authorize or issue any new class or series of Units.

(c)Issuances. Issue any equity, debt or convertible or derivative instruments or securities.

(d)Officer Removal and Appointment. Remove or Appoint any Officers of the Company.

(e)Officer Compensation. Increase the level of compensation paid to any current Officer or member of the Company’s senior management or payable to any individual who becomes an Officer or member of the Company’s senior management after the Effective Date (collectively “Senior Managers”) above an annual base salary of $50,000, subject to compensation plans in effect prior to the Effective Date.

(f)Purchase or Redemption of Units; Distributions. Purchase or redeem, or declare or make any distribution or dividend on, any Units (other than the Series A Preferred Units and the Series B Preferred Units).

(g)Affiliate Transactions. Enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) of any kind whatsoever with, or for the benefit of any

Manager, Member, Officer of the Company or any of its Subsidiaries or any Affiliate of any such Person.

(h)Liquidation. Liquidate, dissolve, effect a recapitalization or reorganization in any form of transaction, commence a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or make a general assignment for the benefit of creditors.

(i)Indebtedness. Create, incur, assume, guarantee, repay, make payment on, refinance, replace, endorse or suffer to exist (or extend, supplement, amend or otherwise modify any of the terms of), in any transaction or series of related transactions, any indebtedness for borrowed money of any nature or kind, whether as endorser, guarantor, surety or otherwise or permit the Company to default on any debt obligation.

(j)Public Offering. Effectuate any Public Offering which would subject a Series A Preferred Holder or the Series B Preferred Holder to a materially adverse change or consequence as a result of the Public Offering.

(k)Sale Transactions. Effect any transaction or series of related transactions pursuant to which any Person or group of Persons acting in concert (other than any Person who is a Member or a Permitted Transferee as of the Effective Date), together with such Person’s or group of Persons’ Affiliates acquire(s) more than fifty percent (50%) of the Units of the Company or (ii) the sale, exclusive license or other transfer or disposition of any material portion of the Company’s and/or its Subsidiaries’ assets determined on a consolidated basis.

(l)Acquisition Transactions. Acquire, through any transaction or series of related transactions, voting securities or assets of any Person (including, without limitation the creation or acquisition of a new Subsidiary of the Company not existing as of the Effective Date).

(m)Transfer; Merger. Either directly or indirectly, permit or enter into any transaction involving a Change of Control, or any other merger, consolidation, sale, transfer, license, lease, encumbrance or other disposition of all or substantially all of the Company’s properties or business or all or substantially all of its assets, except for the sale, lease or licensing of property or assets of the Company in the ordinary course of business of the Credit Parties.

(n)Change in Principal Business; Budget. Make any material change to the Company’s Business, enter into any new material lines of business, discontinue the Business or change the annual budget.

(o)Litigation. Initiate, settle or compromise any suit, action, arbitration or other proceeding (whether administrative, civil or criminal, in law or in equity, or before a governmental authority or private arbitrator or mediator) involving (i) a claim by or against or potential award or loss to the Company or any of its Subsidiaries in excess of $250,000 or (ii) a claim against the Company or any of its Subsidiaries which would be reasonably likely to result in a material restriction or limitation on a material portion of the Company’s Business.

(p)Actions relating to Series A Preferred Holders and Series B Preferred Holders. Take any action that would alter or change in any manner the terms, powers, preferences or special rights of the Series A Preferred Units or the Series B Preferred Units, or grant waivers thereof, or which would otherwise adversely affect the rights of the Series A Preferred Holders or the Series B Preferred Holders.

(q)Admission of New Members. Either directly or indirectly, permit the admission of any new Members (whether pursuant to Section 6 or otherwise).

(r)Actions relating to the foregoing. Enter into any agreement or otherwise obligate the Company, any Member or any Subsidiary to do any of the foregoing.

5.4 Indemnification of Managers and Officers; D&O Insurance. The Managers and Officers of the Company shall not be liable, responsible or accountable for damages or otherwise to the Company, or to the Members, and, the to the maximum extent permitted by law, each Manager and Officer will be indemnified and held harmless by the Company, including advancement of attorneys’ fees and other expenses, from and against all claims, liabilities, and expenses by reason of the fact that such Manager or Officer is or was a Manager or Officer of the Company. The Company shall at all times maintain directors’ and officers’ indemnity insurance at commercially reasonable levels of coverage and at all times in sufficient amounts required pursuant to the Financing, Purchase Agreement and other documents executed in connection therewith.

ARTICLE VI

TRANSFER OF INTERESTS

6.1 In General. Except as otherwise set forth in this Article VI, a Member may not effect a Transfer of all or any portion of its Units, unless such Transfer complies with the applicable provisions of this Article VI. Any Transfer that does not comply with this Article VI shall be void. The provisions of this Article VI shall terminate and be of no further force or effect immediately before consummation of an Public Offering or a Deemed Liquidation Event.

6.2 Admission as a Member. No Transfer of Units shall be effective and no Person taking or acquiring, by whatever means, all or any portion of any Units shall be admitted as a Member unless (in addition to the requirements of Section 6.1) such proposed Transfer complies with each of the following provisions:

(a) Prior Notice. In the case of a Voluntary Transfer, the Member proposing to effect a Voluntary Transfer delivers a notice to the Company and the Series A Preferred Holdings and the Series B Preferred Holders at least ten (10) days prior to any proposed Voluntary Transfer of Units;

(b) Securities Law Compliance. In the case of either a Voluntary Transfer or an Involuntary Transfer, either (i) the Units are registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (ii) the Company and its counsel determine that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction;

(c) Taxation; Termination. In the case of either a Voluntary Transfer or an Involuntary Transfer, the Transfer will not (i) result in the taxation of the Company as an association taxable as a corporation or otherwise subject the Company to entity-level taxation for federal income tax purposes or (ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(d) LLC Agreement; Other Agreements. Such proposed transferee agrees to become a Member by executing and delivering a joinder to this Agreement and the other agreements entered into in connection with the Financing

(e) Assignment. Such Member and its proposed transferee execute, acknowledge, and deliver to the Company a written assignment of the Units in such form as may be required by the Requisite Series B Preferred Holders; and

(f) Transfers. With respect to any transfer (whether a Voluntary Transfer or an Involuntary Transfer) of Common Units, Series A Preferred Units or Series B Preferred Units, the Requisite Series B Preferred Holders shall have approved the admission of the transferee as a Member of the Company.

The Board shall amend the Schedule of Members from time to time to reflect the admission of Members pursuant to this Section 6.2.

6.3 Distributions and Allocations With Respect to Transferred Units. If any Units are transferred (by Voluntary Transfer or Involuntary Transfer) during any Fiscal Year in compliance with the provisions of this Article VI, then (i) allocations of net income and net loss with respect to the Units for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code Section 706(d) using any conventions permitted by the Code and selected by the transferor and transferee in connection with the Transfer and approved by the Board; (ii) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which the Company receives notice of such Transfer and all of the conditions in Section 6.2 are satisfied. If the Company does not receive a notice stating the date the Units were transferred and such other information as the Company may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the Company on the last day of the Fiscal Year during which the Transfer occurs, was the owner of the Units. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.3, whether or not such Person had knowledge of any Transfer of ownership of any Units.

ARTICLE VII

CESSATION OF MEMBERSHIP

7.1 When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Voluntary Transfer or Involuntary Transfer of all of such Member’s Units as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the Company while such Member owns Units.

7.2 Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the deceased Member only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become Members only upon compliance with the conditions of this Agreement.

7.3 Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 7.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the Company and, with respect to any Units owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

ARTICLE VIII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

8.1 Dissolution Triggers. The Company shall dissolve upon the first occurrence of the following events:

(a) The determination by the Board that the Company should be dissolved; or

(b) The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act.

8.2 Winding Up; Termination. Upon a dissolution of the Company, the Board, or, if there are no members of the Board, a court appointed liquidating trustee, shall take full account of the Company’s assets and liabilities and wind up the affairs of the Company. The Persons charged with winding up the Company shall settle and close the Company’s business, and dispose of and convey the Company’s non-cash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the Company’s assets.

8.3 Liquidating Distributions. Any distribution in connection with the dissolution and winding up of the Company pursuant to this Article VIII shall be made in accordance with Section 3.2.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Records. The Company shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company as well as the other information required by the Act.

9.2 Taxable Year; Accounting Methods. The Company’s taxable year shall be the calendar year, and, with respect to the last year of the Company, the period beginning on January 1 and ending with the date of the final liquidating distributions, in each case, unless otherwise required by the Code. The Company shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

9.3 Tax Information. Tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within sixty (60) days after the end of each Fiscal Year, or as soon as practicable thereafter. Tax information necessary for the Members to make their quarterly estimated tax payments shall be given to the Members as soon as practicable after reasonably requested by the Members.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: if to the Company or the Board, to the Company’s principal office address located at 12411 Poway Road, Poway, CA 92064, or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Schedule of Members, or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the Company (with a copy to the Member entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given and received for all purposes (i) as of the date and time of actual receipt, in the case of notices delivered personally, (ii) one business day after deposit with a nationally recognized overnight delivery service, or (iii) five days after deposit in registered or certified United States mail return receipt requested, as applicable.

10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

10.3 Construction. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

10.4 Entire Agreement; No Oral Agreements; Amendments to the Agreement. This Agreement, constitutes the entire agreement among the Members with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. Any provision of this Agreement may be amended or waived by the written consent of the Series B Preferred Units. Any amendment adopted consistent with the provisions of this Section 10.4 shall be binding on all Members without the necessity of their execution of the amendment or any other instrument.

10.5 Headings; Interpretation; Treatment of Affiliates and Permitted Transferees.

(a) The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section”, “Schedule” or “Exhibit” shall be deemed to refer to a section of this Agreement or Schedule or Exhibit to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) All Units held or acquired by Affiliates or Permitted Transferees of a Member shall be deemed to be held by such Member for purposes of determining availability of any rights under this Agreement.

10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then (a) such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and (b) the parties agree to negotiate in good faith to draft a new legal and enforceable provision that to the maximum extent possible under applicable law comports with the original intent of the parties and maintains the economic and other terms to which the parties originally agreed.

10.7 Additional Documents. Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

10.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.9Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution. Other than with respect to Section 10.11, the laws of the State of Wyoming shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of the Members.

10.10WAIVER OF JURY TRIAL. THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE PARTIES ARE ADVERSE PARTIES.

10.11MANDATORY FORUM SELECTION.  TO INDUCE THE SERIES B PREFERRED HOLDERS TO MAKE THE FINANCING (AS HEREIN DEFINED), THE PARTIES IRREVOCABLY AGREE THAT ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THIS AGREEMENT ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL, EXCEPT AS HEREINAFTER PROVIDED, BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA; PROVIDED, HOWEVER, THE SERIES B PREFERRED HOLDERS MAY, AT SERIES B PREFERRED HOLDER’S SOLE OPTION, ELECT TO BRING ANY ACTION IN ANY OTHER JURISDICTION.  THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH FLORIDA LAW.  THE COMPANY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY (OR TO ANY OTHER JURISDICTION OR VENUE, IF THE SERIES B PREFERRED HOLDERS SO ELECTS), AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY, AS SET FORTH HEREIN OR IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

10.12Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

10.13Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the Company and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

10.14Tax Matters Member.

(a) BYOC shall be the “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”), and shall serve as the Tax Matters Member of the Company until its successor is duly designated by the Board (which the Board shall do promptly upon request by the Tax Matters Member or if the Tax Matters Member is no longer a Member). The Tax Matters Member shall cause all other Members to be a “Notice Partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Member shall notify the other Members in writing of all material matters that come to its attention in its capacity as Tax Matters Member. The Tax Matters Member will give the other Members not less than fifteen (15) days’ prior written notice, delivered in accordance with Section 10.1, as to any action to be taken or of any decision not to take action with respect to any such material matter. The Tax Matters Member shall act in any similar capacity under applicable state, local or foreign law, subject to similar restrictions and obligations. The Company shall reimburse the Tax Matters Member for its reasonable expenses in connection with the performance of its duties hereunder.

(b) If necessary to cause the Company and the Members to be subject to Code Sections 6221 et seq. (sometimes referred to as the “TEFRA audit provisions”), the Company shall make the election pursuant to Code Section 6231(a)(l)(B)(ii).

10.15Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

10.16Exculpation Among Members. Each Member acknowledges that it is not relying upon any other Person in making its investment or decision to invest in the Company. Each Member agrees that no Member nor the respective Affiliates, controlling persons, officers, directors, partners, agents or employees of any Member shall be liable to any other Member for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with their purchase or acquisition of any Units.

10.17Payment of Preferred Holders’ Costs. The Company agrees to pay and hold each Series A Preferred Holder and Series B Preferred Holder harmless against liability for payment of reasonable legal fees and disbursements of counsel and other professionals in connection with any modification, waiver, consent or amendment to this Agreement, the Purchase Agreement or any agreement, document or instrument executed and delivered in connection therewith.

10.18Confidentiality. Each Holder covenants and agrees that: (a) it will not disclose or make use of any Trade Secrets or Confidential Information of the Company; and (b) it shall not,

directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of the Company to any Person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for itself or others, without the prior written consent of the Company, except for a disclosure that is required by any law, order or legal process, in which case such Holder shall provide the Company prior written notice of such requirement as promptly as practicable so that the Company may contest such disclosure. To the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit the Company’s rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of the Company. Notwithstanding anything contained in this Section 10.16 to the contrary, each Holder shall be permitted to use all Trade Secrets and Confidential Information of the Company for purposes of evaluating and monitoring its investment in the Company and shall be permitted to disclose such Trade Secrets and Confidential Information as follows: (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (ii) to any prospective purchaser of any Units from such Holder, if such prospective purchaser agrees to be bound by obligations of confidentiality and non-use comparable this Section 10.16 with respect to such Trade Secrets and Confidential Information where the Company is a third party beneficiary of such obligations; (iii) in the case of any such Holder that is an investment fund, to any partner (limited or general), member, stockholder or wholly owned subsidiary of, or any prospective investor in, such holder in the ordinary course of business, provided that such holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.

10.19Exhibits. The Exhibits to this Agreement, each of which are incorporated by reference, are:

Exhibit A: Glossary of Terms

[Signatures Appear On Following Page]

IN WITNESS WHEREOF, the Members have executed this Amended and Restated Limited Liability Company Agreement on the following execution pages, to be effective as of the Effective Date.

THE COMPANY:

TCA BEYOND COMMERCE, LLC

By:

Name: Carlos Sandino

Title:Manager

STATE OF ________________)

)  SS.

COUNTY OF ______________)

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DOES HEREBY CERTIFY that Carlos Sandino, a Manager of TCA Beyond Commerce, LLC, a Wyoming limited liability company, who is personally known to me to be the same person whose name is subscribed to the foregoing, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

______________________________________

Notary Public

My Commission Expires:

_________________________________________

MEMBER:

BEYOND COMMERCE, INC.

By:

Name:Geordan Pursglove

Title:Chief Executive Officer

STATE OF ________________)

)  SS.

COUNTY OF ______________)

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DOES HEREBY CERTIFY that Geordan Pursglove, the Chief Executive Officer of Beyond Commerce, Inc., a Nevada corporation, who is personally known to me to be the same person whose name is subscribed to the foregoing, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

______________________________________

Notary Public

My Commission Expires:

_________________________________________

MEMBER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:TCA Global Credit Master Fund GP, Ltd.

Its:General Partner

By:

Name:Robert Press

Title:Director

SCHEDULE A

Schedule of Members*

Member	Common Units	Series A Preferred Units	Series B Preferred Units	Cash Contribution		Capital Account
Beyond Commerce, Inc. 3773 Howard Hughes Pkwy Suite 500 Las Vegas, Nevada 89169	8,000	0		0	--	$
TCA Global Credit Master Fund, LP 1315 S. Hwy 89 Suite 101 Jackson, Wyoming 83001	2,000	250,000	0		--	$
TCA Special Situations Credit Strategies ICAV 1315 S. Hwy 89 Suite 101 Jackson, Wyoming 83001	0	0	1		--	$

*	After giving effect to the Financing

EXHIBIT A

Glossary of Terms

Capitalized words and phrases used in this Agreement are defined below.

“Act” shall mean the Wyoming Limited Liability Company Act, as amended from time to time, or any successor statute thereto.

“Adjusted Capital Account” shall mean such Member’s Capital Account increased by any amount that such Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls 10% or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act); provided further, that for purposes of Article VI and the definition of “Permitted Transferee,” the phrase “10% or more” used in this sentence above shall replaced by “a majority.” “Control”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Available Cash On Hand” shall mean as of any given date, the Company’s and its Subsidiaries’ cash and cash equivalents as determined in accordance with GAAP, unless otherwise approved by the Board.

“Board” shall have the meaning set forth in Section 5.1(a).

“Business” shall have the meaning set forth in Section 1.3.

“Capital Account” shall have the meaning set forth in Section 2.5(a).

“Capital Contribution” shall mean with respect to any Member, the amount of money and the fair market value of any property contributed to the Company with respect to the Units of such Member.

“Change of Control” shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of the Company which results in any change in the identity of the individuals or entities previously having the power to direct, or cause the direction of, the management and policies of the Company or its Subsidiaries, or the grant of a security interest in any ownership interest of any Person directly or indirectly controlling the Company or its Subsidiaries, which could result in a change in the identity of the individuals or entities previously having the power to direct, or cause the direction of, the management and policies of the Company or its Subsidiaries.

“Class” shall mean any class of Units, which consists of the Common Units, Series A Preferred Units and Series B Preferred Units.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal revenue law.

“Committee” shall have the meaning set forth in Section 5.1(f).

“Common Units” shall have the meaning set forth in Section 2.l(a).

“Common Unit Holders” shall mean holders of Common Units.

“Company” shall have the meaning set forth in the Recitals.

“Confidential Information” shall mean all information regarding the Company, the Company’s activities, the Company’s Business, clients or customers that is not generally known to persons not employed by the Company and that is not generally disclosed by the Company’s practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret, and shall include, but is not limited to, sales and marketing techniques and plans, production techniques, purchase information, prices, billing information, financial plans and data concerning the Company, clients or customers (including, but not limited to client or customer lists), and management planning information. Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or contractual right of the Company or (ii) otherwise becomes available to a third-party and such third-party has no knowledge that such disclosure violated any Company right of confidentiality.

“Deemed Liquidation Event” shall have the meaning set forth in Section 3.2(b).

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 100 basis points or (ii) 18%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Dividend Payment Date” shall have the meaning set forth in Section 2.1(d).

“Effective Date” shall have the meaning set forth in Section 1.1.

“Existing Interests” shall have the meaning set forth in the Recitals.

“Financing” shall have the meaning set forth in the Recitals.

“Fiscal Year” shall be the Company’s taxable year, as described in Section 9.2.

“GAAP” shall mean United States generally accepted accounting principles.

“Holders” shall mean the holders of Units.

“Initial Consideration” shall have the meaning set forth in Subsection 3.2(b).

“Involuntary Transfer” shall mean the involuntary transfer of all or any portion of Units by way of intestacy, will, bankruptcy, receivership, levy, execution, charging order or other similar seizure by legal process.

“Issuance Date” shall have the meaning set forth in Section 2.1(e)(i).

“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“Manager” shall have the meaning set forth in Section 5.1(a).

“Members” shall refer collectively to the Persons listed on the Schedule of Members as Members and to any other Persons who are admitted to the Company as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement. “Member” shall mean any one of the Members.

“Net Liquidation Proceeds” shall have the meaning set forth in Section 3.2(a).

“New Securities” shall have the meaning set forth in Section 2.2.

“Officers” shall have the meaning set forth in Section 5.2(a).

“Permitted Transferee” shall mean: (i) the estate, personal representative or executor, or any parent, spouse, child or sibling of such Member; (ii) any trust for the exclusive benefit of any of the Persons set forth in clause (i); (iii), a corporation, limited partnership, limited liability company or other entity all of the equity interests of which are owned by the Member or any of the Persons set forth in clause (i) or clause (ii); or (iv) any transferee deemed appropriate to the Series B Preferred Holders..

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Public Offering” shall mean the sale of shares of capital stock of BYOC.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Prior LLC Agreement” shall have the meaning set forth in the Recitals.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Redemption Date” shall have the meaning set forth in Section 2.1(e)(i).

“Redemption Price” shall have the meaning set forth in Section 2.1(e)(i).

“Requisite Series B Preferred Holders” shall mean TCA Special Situations Credit Strategies ICAV or its designee.

“Schedule of Members” shall mean the Schedule of Members attached hereto as Schedule A.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Holders” shall mean holders of Series A Preferred Units.

“Series A Preferred Units” shall have the meaning set forth in Section 2.1(a).

“Series B Preferred Holders” shall mean holders of Series B Preferred Units.

“Series B Preferred Units” shall have the meaning set forth in Section 2.1(a).

“Stated Value” shall have the meaning set forth in Section 2.1(a).

“Subsequent Common Unit Issuance” shall mean an issuance of authorized but unissued Common Units following the Effective Date as approved by the Requisite Series B Preferred holders pursuant to Section 5.3.

“Subsidiaries” shall mean any Person a majority of the equity interests of which are owned, directly or indirectly, by the Company.

“Target Balance” shall mean with respect to each Member, as of the close of any period for which allocations are made under Article IV, the amount such Member would receive in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation that (i) all of the assets of the Company are sold at prices equal to their then book values (as maintained by the Company for purposes of, and pursuant to, Section 2.6(a) and the capital account maintenance provisions of Treasury Regulations Section 1.704-1 (b)(2)(iv)), and (ii) all of the cash of the Company is distributed pursuant to Sections 3.1 and 3.2, as applicable (but in the case of such distributions pursuant to Section 3.2, after the payment of all Company liabilities, limited in the case of nonrecourse liabilities to the collateral securing or otherwise available to satisfy such liabilities).

“Tax Distribution” shall have the meaning set forth in Section 3.4.

“Tax Liability” shall have the meaning set forth in Section 3.4.

“Tax Matters Member” shall have the meaning set forth in Section 10.12.

“TCA Credit” shall mean TCA Global Credit Master Fund, LP, including its affiliates.

“Trade Secret” means all secret, proprietary or confidential information regarding the Company or the Company’s activities, including any and all information not generally known to, or ascertainable by, persons not employed by the Company, the disclosure or knowledge of which would permit those persons to derive actual or potential material economic value therefrom or to cause material economic or financial harm to the Company and shall include, but not be limited to, customer lists, pricing information, customer and supplier contacts, technical information regarding Company processes, services and process and service development, information concerning Company methods, current development and expansion or contraction plans of the Company, information concerning the legal affairs of the Company and information concerning the financial affairs of the Company. Notwithstanding the foregoing, Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right or privilege of the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under state or federal law

“Transfer” shall mean a Voluntary Transfer or an Involuntary Transfer.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” shall have the meaning set forth in Section 2.1(a).

“Unpaid Tax Liability” shall have the meaning set forth in Section 3.4.

“Voluntary Transfer” shall mean any direct or indirect voluntary sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, with or without consideration, or otherwise of all or any portion of any Units.